Exhibit 21.1

Entity	Location of Incorporation
GXO Logistics, Inc.	Delaware
GXO Enterprise Services LLC	Delaware
XPO Logistics UK Limited	United Kingdom
XPO Logistics Europe SA	France
XPO Supply Chain International SAS	France
XPO Logistics Services UK Limited	United Kingdom
XPO Supply Chain UK Limited	Scotland
XPO Supply Chain Netherlands BV	Netherlands
XPO Supply Chain Netherlands III	Netherlands
XPO Supply Chain Spain SL	Spain
XPO Supply Chain France SAS	France
XPO Supply Chain Italy SPA	Italy
GXO Logistics Finance, LLC	Delaware
XPO Logistics Worldwide, LLC	Delaware
GXO Logistics Worldwide, LLC	Delaware
XPO Logistics Supply Chain Holding Company, LLC	Delaware
XPO Logistics Supply Chain, Inc	North Carolina
JHCI Holdings, Inc.	Delaware
JHCI Acqusitions, Inc.	Delaware
Jacobson Warehouse Company, Inc.	Iowa